                                                                    Exhibit 99.2

                      CONSENT OF CIBC WORLD MARKETS CORP.




April 7, 2000


National Bancorp of Alaska, Inc.
301 West. Northern Lights Boulevard
Anchorage, Alaska 99510

Dear Madams and Messieurs:

We hereby consent to (i) the use of our opinion letter to the Board of Directors of National Bancorp of Alaska, Inc. (the "Company") to be included as Appendix B to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of the Company and Wells Fargo & Company and (ii) the references to such opinion in such Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very Truly Yours,


CIBC WORLD MARKETS CORPS.


/s/ Richard J. Kelly

Richard J. Kelly
Executive Director

April 7, 2000



Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re:   Acquisition of National Bancorp of Alaska, Inc.
      Registration Statement on Form S-4

Ladies and Gentlemen:

There is hereby transmitted for filing, pursuant to the Electronic Data Gathering, Analysis, and Retrieval System, the Registration Statement referenced above.

The registration fee in the amount of $289,253.25 has been wired to the SEC's account at Mellon Bank.

Questions concerning this filing may be directed to me at 303-899-5802.

Sincerely,


/s/ Robert J. Kaukol

Robert J. Kaukol
Senior Counsel